                                              EXHIBIT 107

Calculation of Filing Fee Table

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Form S-8

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Nkarta, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	457(c); 457(h)	1,649,364(2)	$9.75	$16,081,299.00	$92.70 per $1,000,000	$1,490.74
Equity	Common Stock, $0.0001 par value per share	457(c); 457(h)	329,872(3)	$9.75	$3,216,252.00	$92.70 per $1,000,000	$298.15
Total Offering Amounts					$19,297,551.00		$1,788.89
Total Fee Offsets							$0
Net Fee Due							$1,788.89

(1)

This Registration Statement covers, in addition to the number of shares of Nkarta, Inc., a Delaware corporation (the “Registrant”), common stock, par value $0.0001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Nkarta, Inc. 2020 Performance Incentive Plan (the “2020 Plan”) and the Nkarta, Inc. Employee Stock Purchase Plan (the “ESPP”) as a result of one or more adjustments under the 2020 Plan or ESPP to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Represents additional shares of Common Stock that were automatically added to the shares reserved for future issuance under the 2020 Plan on January 3, 2022 pursuant to certain provisions of the 2020 Plan that provide for an automatic increase in the share reserve each year in accordance with a formula set forth in the 2020 Plan.

(3)

Represents additional shares of Common Stock that were automatically added to the shares reserved for future issuance under the ESPP on January 3, 2022 pursuant to certain provisions of the ESPP that provide for an automatic increase in the share reserve each year in accordance with a formula set forth in the ESPP.

(4)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $9.75 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on March 14, 2022.